Exhibit 99.1

Spartan Motors To Acquire Fire Apparatus Maker Smeal

Addition of Smeal Product Portfolio and Key Operational Team Members Accelerates Spartan Motors’

Emergency Response Business Turnaround Plan; Transaction Accretive to Earnings in 2017

CHARLOTTE, Mich., December 13, 2016 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing, and assembly, today announced its wholly-owned subsidiary, Spartan Motors USA, Inc., has entered into a definitive agreement to acquire Smeal Fire Apparatus Co. (“Smeal”), an industry-leading innovator and manufacturer of fire apparatus in North America, and its subsidiaries for $36.3 million, subject to certain net working capital adjustments, the Company’s forgiveness of certain liabilities owed by Smeal to the Company, and a subsequent tax gross-up payment, which is expected to be more than offset by tax benefits accruing to the Company. The acquisition will enable Spartan Motors to strengthen its Emergency Response business, gain scale and geographic reach in the industry, and accelerate its Emergency Response business unit turnaround plan. The transaction is expected to close in January 2017, subject to customary closing conditions.

Smeal is expected to generate 2016 revenues of approximately $100 million, which includes approximately $30 million of Spartan chassis sold to Smeal. The newly combined Spartan Emergency Response business unit will rank as one of the top-four North American fire apparatus manufacturers and will be well positioned, in an increasingly consolidating industry, to provide a robust and respected portfolio of leading products, services, and technologies. Today, Spartan’s Emergency Response business unit engineers and builds fire truck cabs and chassis for many of the industry’s leading original equipment manufacturers (OEMs), including Smeal, as well as designs and manufactures complete fire apparatus. The acquisition of Smeal is a logical next step in the longstanding relationship between the two companies, which spans more than 30 years.

“We look forward to adding Smeal’s industry-leading product portfolio and manufacturing expertise to Spartan’s, while expanding on a decades-long successful partnership,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “We expect the acquisition to be accretive to earnings in 2017 and bring significant scale to our Emergency Response vehicle portfolio, which will help accelerate the turnaround of the Spartan Emergency Response business unit. It also expands the geographic reach of our dealers, benefits all of our customers by expanding our product offerings, and brings an additional portfolio of leading technology and expertise to the market.”

Adams continued, “We are pleased that Smeal chose Spartan Motors as their partner to carry on their brand’s legacy, as we take our supplier relationship to the next level. Spartan Motors is prepared to lead the consolidation charge in the fire apparatus market as strategic opportunities present themselves, and this acquisition represents a deliberate and strategic decision to accelerate the turnaround of Spartan’s Emergency Response business unit. Importantly, we also preserve a large, longstanding chassis customer relationship and protect the interests of their dealer channel, as we expand our dealer network across the U.S. and Canada and simultaneously accelerate our goal of becoming the leader in the fire apparatus market.”

Founded in 1955, Snyder, Neb.-based Smeal and its subsidiaries, U.S. Tanker Co. and Ladder Tower Co., are leaders and innovators in fire truck manufacturing and vehicle technology, offering a full line of aerial ladders and platforms (including Squrt®, TeleSqurt®, and Snorkel®), tractor-drawn aerials (TDAs), pumpers, stainless steel tankers and wildland urban interface vehicles (WUI). Today, Smeal operates facilities located in Snyder and Neligh, Neb.; Delavan, Wis.; and Ephrata, Pa.

“Spartan Motors is the perfect fit for Smeal, our customers, our employees, and our operational leadership team, as we combine with a proven ally and industry leader to help solidify our future and preserve the legacy of the Smeal organization,” said Rod Cerny, Smeal’s Chairman of the Board. “As part of a larger, profitable and well-capitalized public company, we will have the working capital necessary to ensure continued investment in product development and make sure the Smeal brand is able to deliver the exceptional products and service our dealers, departments, and municipality customers have come to expect.”

Acquisition Highlights:

●	The acquisition is a positive and compelling strategic fit for both companies and is an important step in securing the Company’s market leadership in an increasingly consolidating industry
●	The acquisition is expected to be accretive to earnings for Spartan Motors in 2017 through a combination of operating efficiency efforts and synergies
●

Smeal’s (including U.S. Tanker Co. and Ladder Tower Co.) notably superior aerial ladder, platform, and TDA product portfolio enhances and complements Spartan’s and brings industry-leading product technology to an important, high-performance product subset

●	The combined Company will have 47 dealers in 44 states, 10 provinces and 3 territories, giving Spartan Emergency Response the ability to serve customers in the entire U.S. and all of Canada
●

Smeal is expected to add approximately $70 million in annual revenue (excludes $30 million of Spartan chassis sold to Smeal) to the Company’s Emergency Response segment, and positions Spartan Emergency Response as one of the top-four fire apparatus manufacturers in the U.S. and Canada

●	Smeal is expected to generate positive EBITDA in 2016
●	The transaction will be initially financed with Spartan Motors’ recently amended $100 million line of credit

“We are proud of this significant milestone for Spartan’s Emergency Response business, and welcome Smeal’s knowledgeable and respected operational management team and employees to the Spartan Motors family,” concluded Daryl Adams. “This transaction will bring together some of the best talent in the industry and provides an opportunity for all employees to pursue a broader and more diverse career path.”

For more information regarding this transaction, please visit www.spartanmotors.com/smeal.

Conference Call and Webcast Information

The Company will also host a conference call and webcast on Wednesday, December 14, 2016, at 9:00 a.m. ET to discuss the acquisition with analysts and institutional investors. Daryl Adams, Chief Executive Officer, and Rick Sohm, Chief Financial Officer, will participate on the call.

The conference call and webcast will be available via:

Webcast:                 www.spartanmotors.com (Click on “Investor Relations” then “Webcasts & Transcripts”)

Conference Call:     1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10097929

If you are unable to participate during the live webcast, the call will be archived at http://www.spartanmotors.com (Click on “Investor Relations” then “Webcasts & Transcripts”).

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names— Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company— are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 1,800 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Kansas, South Dakota, Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $550 million in 2015. Visit Spartan Motors at www.spartanmotors.com.

About Smeal

Smeal, including U.S. Tanker Co. and Ladder Tower Co., is recognized as a premier manufacturer, inventor and innovator of customized fire apparatus. The company offers a full line of custom and commercial pumpers, stainless steel tanker, aerial ladders, platforms, TDA’s and wildland urban interface vehicles (WUI). Smeal is committed to leading the industry in high quality fire apparatus, delivery times and customer experience. Smeal sells its products worldwide and is based in Snyder, Neb. To learn more, visit smeal.com and ustanker.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

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CONTACT:

Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer - Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862